Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-32437, 333-58181, 333-95863, 333-95855, 333-107403, 333-137982, and 333-144133 on Form S-8 of our reports dated April 28, 2009, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for uncertain tax positions, share-based compensation, and defined benefit pension and other postretirement plans as discussed in Note 1 to the consolidated financial statements) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended February 28, 2009.
Deloitte & Touche LLP
Minneapolis, Minnesota
April 28, 2009